Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2021 Financial Results

HERCULES, Calif.–July 29, 2021–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2021.

Second-quarter 2021 net sales were $715.9 million, an increase of 33.4 percent compared to $536.9 million reported for the second quarter of 2020. On a currency-neutral basis, quarterly sales increased 27.5 percent compared to the same period in 2020. Second-quarter gross margin was 56.1 percent compared to 54.6 percent during the second quarter in 2020.

Life Science segment net sales for the second quarter of 2021 were $334.2 million, an increase of 32.6 percent compared to the same quarter last year. On a currency-neutral basis, sales increased 27.1 percent compared to the same period in 2020. Currency-neutral sales increased across nearly all life science research product lines but were primarily driven by growth in our Western Blotting, Droplet Digital PCR®, qPCR, and Process Media product lines. All regions experienced strong currency-neutral sales growth compared to the second quarter of 2020.

Clinical Diagnostics segment sales for the second quarter of 2021 were $380.2 million, an increase of 34.3 percent compared to the same period last year. On a currency-neutral basis, sales increased 28.0 percent compared to the second quarter in 2020. The currency-neutral sales increase was primarily driven by the ongoing recovery across product lines in all regions.

Income from operations during the second quarter of 2021 was $124.8 million versus $51.7 million during the same quarter last year.

Net income for the second quarter of 2021 was $914.1 million, or $30.32 per share, on a diluted basis, versus $966.4 million, or $32.15 per share, on a diluted basis, during the same period in 2020. Net income for the second quarter of 2021 and 2020 was impacted by the recognition of changes in the fair market value of equity securities, primarily related to the holdings of our investment in Sartorius AG. The effective tax rate for the second quarter of 2021 was 21.0 percent, compared to 22.4 percent for the same period in 2020. The tax rates for both periods were driven by the large unrealized gain in equity securities. In addition, the effective income tax rate for the second quarter of 2021 was lower also due to the release of certain tax reserves resulting from the lapse of certain statute of limitations.

“Performance in the second quarter for both our Life Science and Clinical Diagnostics segments was strong and ahead of expectations,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “We are pleased to see the gradual recovery in our end markets across the business and in all regions after the significant downturn last year with the onset of COVID-19. Although the pandemic is still somewhat unpredictable, we have adapted well to the constraints of COVID-19 and continue to make progress on our core strategies, while supporting our customers and ensuring the safety of our employees,” he said.

GAAP Results
	Q2 2021	Q2 2020
Revenue (millions)	$715.9	$536.9
Gross margin	56.1%	54.6%
Operating margin	17.4%	9.6%
Net income (millions)	$914.1	$966.4
Income per diluted share	$30.32	$32.15

Non-GAAP Results
	Q2 2021	Q2 2020
Gross margin	56.9%	55.5%
Operating margin	18.5%	11.8%
Net income (millions)	$106.6	$48.3
Income per diluted share	$3.54	$1.61

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned securities; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the second quarter of 2021 was $106.6 million, or $3.54 per share, on a diluted basis, compared to $48.3 million, or $1.61 per share, on a diluted basis, during the same period in 2020.

The non-GAAP effective income tax rate for the second quarter of 2021 was 21.5 percent, compared to 23.8 percent for the same period in 2020. The lower rate in 2021 was driven by geographic mix of earnings.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30,		June 30,
	2021	2020	2021	2020
GAAP net income	$914,114	$966,429	$1,891,528	$1,652,341
Amortization of purchased intangibles	6,995	7,239	13,935	13,094
Legal matters	8,761	2,585	12,640	4,418
Acquisition related benefits	(40)	(955)	(40)	(1,002)
Restructuring (benefits) costs	(7,781)	2,652	67,784	284
Valuation gain on equity-owned securities	(1,030,691)	(1,183,488)	(2,210,094)	(2,011,159)
Loss on equity-method investments	1,840	1,138	3,680	2,451
Other non-recurring items	—	(11,680)	—	(11,680)
Income tax effect on non-GAAP adjustments	213,387	264,428	484,523	457,230
Non-GAAP net income	$106,585	$48,348	$263,956	$105,977

GAAP diluted income per share	$30.32	$32.15	$62.70	$54.84
Non-GAAP diluted income per share	$3.54	$1.61	$8.75	$3.52

On a reported basis, net sales for the first half of 2021 increased 30.1 percent to $1,442.7 million compared to $1,108.5 million for the same period in 2020. On a currency-neutral basis, net sales increased 25.4 percent.

Year-to-date net income for 2021 was $1,891.5 million, or $62.70 per share on a fully diluted basis, compared to $1,652.3 million, or $54.84 per share, respectively, during the same period in 2020. On a non-GAAP basis net income for the first two quarters of 2021 was $264.0 million, or $8.75 per share, compared to $106.0 million, or $3.52 per share, during the same period in 2020.

2021 Financial Outlook
For the full year 2021, the company has updated its guidance and now anticipates non-GAAP currency-neutral revenue growth between 10.0 to 10.5 percent and an estimated non-GAAP operating margin of approximately 19.0 percent. Management will discuss this outlook in greater detail on the second-quarter 2021 financial results conference call.

Use of Non-GAAP Reporting and Currency-Neutral
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity-owned securities, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, income tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity-owned securities and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity-owned securities and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective income tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency-neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss second-quarter ended June 30, 2021 results in a conference call at 3 PM Pacific Time (6 PM Eastern Time) July 29, 2021. To listen, call 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., passcode: 5382265. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at bio-rad.com. The webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with approximately 7,700 employees worldwide. Bio-Rad had revenues exceeding $2.5 billion in 2020. Please visit bio-rad.com for further information.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; anticipating non-GAAP currency-neutral revenue growth of between 10.0 to 10.5 percent and an estimated non-GAAP operating margin of approximately 19.0 percent for the full year 2021; and continuing to make progress on our core strategies, while supporting our customers and ensuring the safety of our employees. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, global economic conditions, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, supply chain issues, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Bio-Rad Laboratories, Inc.
Edward Chung, Vice President, Investor Relations
510-741-6577
ir@bio-rad.com

Media Contact:
Bio-Rad Laboratories, Inc.
Tina Cuccia, Manager, Corporate Communications
510-741-6063
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$715,931	$536,880	$1,442,727	$1,108,524
Cost of goods sold	314,333	243,892	640,502	498,168
Gross profit	401,598	292,988	802,225	610,356
Selling, general and administrative expense	213,425	189,262	439,278	382,954
Research and development expense	63,391	51,984	137,303	101,287
Income from operations	124,782	51,742	225,644	126,115
Interest expense	363	5,740	761	11,430
Foreign currency exchange (gains) losses, net	(1,761)	774	(1,690)	1,702
Change in fair market value of equity securities	(1,030,691)	(1,183,488)	(2,210,094)	(2,011,159)
Other expense (income), net	96	(17,229)	(17,311)	(20,502)
Income before income taxes	1,156,775	1,245,945	2,453,978	2,144,644
Provision for income taxes	(242,661)	(279,516)	(562,450)	(492,303)
Net income	$914,114	$966,429	$1,891,528	$1,652,341

Basic earnings per share:
Net income per basic share	$30.71	$32.59	$63.49	$55.52
Weighted average common shares - basic	29,764	29,652	29,793	29,759

Diluted earnings per share:
Net income per diluted share	$30.32	$32.15	$62.70	$54.84
Weighted average common shares - diluted	30,148	30,058	30,167	30,131

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$732,836	$662,205
Short-term investments	434,122	334,473
Accounts receivable, net	399,307	419,424
Inventories, net	598,989	622,253
Other current assets	123,839	101,480
Total current assets	2,289,093	2,139,835

Property, plant and equipment, net	482,001	491,371
Operating lease right-of-use assets	190,233	202,136
Goodwill, net	291,916	291,916
Purchased intangibles, net	184,852	199,497
Other investments	11,580,390	9,561,140
Other assets	99,071	86,723
Total assets	$15,117,556	$12,972,618

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$342,345	$362,326
Current maturities of long-term debt	1,736	1,798
Income and other taxes payable	52,421	57,335
Other current liabilities	190,550	210,077
Total current liabilities	587,052	631,536

Long-term debt, net of current maturities	10,779	12,258
Other long-term liabilities	2,924,845	2,448,884
Total liabilities	3,522,676	3,092,678

Total stockholders’ equity	11,594,880	9,879,940
Total liabilities and stockholders’ equity	$15,117,556	$12,972,618

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Cash received from customers	$1,456,601	$1,127,141
Cash paid to suppliers and employees	(1,131,533)	(959,300)
Interest paid, net	(1,536)	(10,847)
Income tax payments, net	(77,573)	(10,005)
Other operating activities	22,275	7,941
Net cash provided by operating activities	268,234	154,930
Cash flows from investing activities:
Payments for acquisitions	—	(96,889)
Other investing activities	(148,604)	(4,106)
Net cash used in investing activities	(148,604)	(100,995)
Cash flows from financing activities:
Payments on long-term borrowings	(1,523)	(1,597)
Other financing activities	(42,959)	(99,999)
Net cash used in financing activities	(44,482)	(101,596)
Effect of foreign exchange rate changes on cash	(5,102)	(2,858)
Net increase (decrease) in cash, cash equivalents, and restricted cash	70,046	(50,519)
Cash, cash equivalents, and restricted cash at beginning of period	667,115	662,651
Cash, cash equivalents, and restricted cash at end of period	$737,161	$612,132

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,891,528	$1,652,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,388	68,256
Reduction in the carrying amount of right-of-use assets	19,556	18,674
Changes in working capital	(61,418)	(34,539)
Other	(1,647,820)	(1,549,802)
Net cash provided by operating activities	$268,234	$154,930

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity-owned securities; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2021	% of revenue	June 30, 2020	% of revenue	June 30, 2021	% of revenue	June 30, 2020	% of revenue

GAAP cost of goods sold	$314,333		$243,892		$640,502		$498,168
Amortization of purchased intangibles	(4,640)		(4,962)		(9,225)		(8,859)
Legal matters	—		—		536		—
Restructuring benefits (costs)	(1,209)		12		(25,189)		1,468
Non-GAAP cost of goods sold	$308,484		$238,942		$606,624		$490,777

GAAP gross profit	$401,598	56.1%	$292,988	54.6%	$802,225	55.6%	$610,356	55.1%
Amortization of purchased intangibles	4,640		4,962		9,225		8,859
Legal matters	—		—		(536)		—
Restructuring (benefits) costs	1,209		(12)		25,189		(1,468)
Non-GAAP gross profit	$407,447	56.9%	$297,938	55.5%	$836,103	58.0%	$617,747	55.7%

GAAP selling, general and administrative expense	$213,425	$189,262	$439,278	$382,954
Amortization of purchased intangibles	(2,355)	(2,277)	(4,710)	(4,235)
Legal matters	(8,761)	(2,585)	(13,176)	(4,418)
Acquisition related benefits (costs) (1)	40	955	40	1,002
Restructuring benefits (costs)	6,929	(3,320)	(27,806)	(2,807)
Non-GAAP selling, general and administrative expense	$209,278	$182,035	$393,626	$372,496

GAAP research and development expense	$63,391	$51,984	$137,303	$101,287
Restructuring benefits (costs)	2,061	656	(14,789)	1,055
Non-GAAP research and development expense	$65,452	$52,640	$122,514	$102,342

GAAP income from operations	$124,782	17.4%	$51,742	9.6%	$225,644	15.6%	$126,115	11.4%
Amortization of purchased intangibles	6,995		7,239		13,935		13,094
Legal matters	8,761		2,585		12,640		4,418
Acquisition related (benefits) costs (1)	(40)		(955)		(40)		(1,002)
Restructuring (benefits) costs	(7,781)		2,652		67,784		284
Non-GAAP income from operations	$132,717	18.5%	$63,263	11.8%	$319,963	22.2%	$142,909	12.9%

GAAP change in fair market value of equity securities	$(1,030,691)	$(1,183,488)	$(2,210,094)	$(2,011,159)
Valuation (loss) gain on equity-owned securities	1,030,691	1,183,488	2,210,094	2,011,159
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$96	$(17,229)	$(17,311)	$(20,502)
(Loss) gain on equity-method investments	(1,840)	(1,138)	(3,680)	(2,451)
Other non-recurring items (3)	—	11,680	—	11,680
Non-GAAP other (income) expense, net	$(1,744)	$(6,687)	$(20,991)	$(11,273)

GAAP income before income taxes	$1,156,775	$1,245,945	$2,453,978	$2,144,644
Amortization of purchased intangibles	6,995	7,239	13,935	13,094
Legal matters	8,761	2,585	12,640	4,418
Acquisition related (benefits) costs (1)	(40)	(955)	(40)	(1,002)
Restructuring (benefits) costs	(7,781)	2,652	67,784	284
Valuation loss (gain) on equity-owned securities	(1,030,691)	(1,183,488)	(2,210,094)	(2,011,159)
Loss (gain) on equity-method investments	1,840	1,138	3,680	2,451
Other non-recurring items (3)	—	(11,680)	—	(11,680)
Non-GAAP income before income taxes	$135,859	$63,436	$341,883	$141,050

GAAP provision for income taxes	$(242,661)	$(279,516)	$(562,450)	$(492,303)
Income tax effect of non-GAAP adjustments (2)	213,387	264,428	484,523	457,230
Non-GAAP provision for income taxes	$(29,274)	$(15,088)	$(77,927)	$(35,073)

GAAP net income	$914,114	127.7%	$966,429	180.0%	$1,891,528	131.1%	$1,652,341	149.1%
Amortization of purchased intangibles	6,995		7,239		13,935		13,094
Legal matters	8,761		2,585		12,640		4,418
Acquisition related (benefits) costs (1)	(40)		(955)		(40)		(1,002)
Restructuring (benefits) costs	(7,781)		2,652		67,784		284
Valuation loss (gain) on equity-owned securities	(1,030,691)		(1,183,488)		(2,210,094)		(2,011,159)
Loss (gain) on equity-method investments	1,840		1,138		3,680		2,451
Other non-recurring items (3)	—		(11,680)		—		(11,680)
Income tax effect of non-GAAP adjustments (2)	213,387		264,428		484,523		457,230
Non-GAAP net income	$106,585	14.9%	$48,348	9.0%	$263,956	18.3%	$105,977	9.6%

GAAP diluted income per share	$30.32	$32.15	$62.70	$54.84
Amortization of purchased intangibles	0.23	0.24	0.46	0.43
Legal matters	0.29	0.09	0.42	0.15
Acquisition related (benefits) costs (1)	—	(0.03)	—	(0.03)
Restructuring (benefits) costs	(0.26)	0.09	2.25	0.01
Valuation loss (gain) on equity-owned securities	(34.19)	(39.37)	(73.26)	(66.75)
Loss (gain) on equity-method investments	0.06	0.04	0.12	0.08
Other non-recurring items (3)	—	(0.39)	—	(0.39)
Income tax effect of non-GAAP adjustments (2)	7.09	8.79	16.06	15.18
Non-GAAP diluted income per share	$3.54	$1.61	$8.75	$3.52

GAAP diluted weighted average shares used in per share calculation	30,148	30,058	30,167	30,131
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,148	30,058	30,167	30,131

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.
(2) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.
(3) Gain on the sale of a division (2020).

2021 Financial Outlook

Forecasted non-GAAP operating margin excludes 102 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.